Exhibit 99.1

Mannatech Inc. Announces Share Repurchase

Coppell, TX May 12, 2005—Mannatech Inc. (NASDAQ: MTEX) today announced that its Board of Directors has authorized the Company to immediately begin the repurchase of the company’s common shares from time to time in the open market through block trades or otherwise. The specific timing of all repurchases will be within management’s discretion. The share repurchase will be funded internally and will be pursuant to the company’s existing share repurchase program.

On June 30, 2004 the company’s Board of Directors approved a program to repurchase up to 1.3 million of the company’s outstanding common shares. However, the company has not engaged in any buyback activity since such date.

Repurchases will be subject to market conditions and other factors, including our company’s black-out periods during which the company and its insiders are prohibited from trading in the company’s common shares. While black-out periods typically occur after the end of a fiscal quarter in anticipation of the public release of quarterly earnings, the company may impose a black-out period at any time without advance public notice.

As of April 30, 2005, Mannatech had 27,177,907 common shares outstanding.

About Mannatech

Based in Coppell, Texas, Mannatech, Inc. is a wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through a global network marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, and South Korea.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “estimates,” “projects,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports

Contact Information:

Steve Fenstermacher, CFO

Investor Relations

972-471-6512